Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-183518 on Form S-3 and Registration Statement Nos. 333-193830, 333-193829, 333-181735, 333-181734, 333-170511, 333-149500, 333-149501, 333-120401, 333-103653, 333-67472, 333-58526, 333-75383, 333-33327, 333-00733, 333-77599 on Forms S-8 of our reports dated May 22, 2014 relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended March 28, 2014.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 22, 2014